Entergy 639 Loyola Avenue New Orleans, LA 70113
News Release

Date:	Jan. 31, 2012

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Fourth Quarter Earnings

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported fourth quarter 2011 as-reported earnings of $154.1 million, or 87 cents per share, compared with $228.3 million, or $1.26 per share, for fourth quarter 2010. On an operational basis, Entergy’s fourth quarter 2011 earnings were $167.2 million, or 94 cents per share, compared with $235.0 million, or $1.30 per share, in fourth quarter 2010. For the year, Entergy’s as-reported earnings were $1.3 billion, or $7.55 per share, and operational earnings were $1.4 billion, or $7.62 per share. These results compare with 2010 as-reported earnings of $1.3 billion, or $6.66 per share, and operational earnings of $1.3 billion, or $7.10 per share.

Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported Earnings	0.87	1.26	(0.39)	7.55	6.66	0.89
Less Special Items	(0.07)	(0.04)	(0.03)	(0.07)	(0.44)	0.37
Operational Earnings	0.94	1.30	(0.36)	7.62	7.10	0.52
*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2011

•	Utility results were higher due primarily to lower income tax expense.
•
Entergy Wholesale Commodities earnings increased due to a lower effective income tax rate and lower decommissioning expense, partially offset by the absence of a 2010 gain on a sale of a plant and lower net revenue.

•	Parent & Other results declined due primarily to higher income tax expense.

“Our objective of establishing sound public policy that creates greater energy independence, environmental cleanliness and economic growth was advanced by recent events,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “Approximately four months after the trial of the Entergy lawsuit against the state of Vermont, the court struck down statutory provisions passed by the Vermont Legislature in an effort to shut down the Vermont Yankee nuclear plant on radiological safety grounds, ruling that the effort was preempted by federal law. We’re pleased with the decision issued after a thorough review of the facts and the law, as outlined in the meticulous 102-page decision. The ruling is good news for VY’s approximately 600 employees, the nuclear industry, the environment, and New England residents and industries that depend on VY’s clean, affordable, reliable power.

"For the Utility, we announced an agreement to spin off and merge the Utility’s electric transmission business into ITC Holdings Corp., an independent transmission company. Closing is targeted in 2013."

Other Business Highlights

•
In the Utility’s effort to join the Midwest Independent System Operator regional transmission organization, change of control filings were submitted in Arkansas, Louisiana, Mississippi and New Orleans.

•	Entergy Texas filed a rate case requesting a $112 million rate increase and a 10.6 percent return on equity.
•	The Louisiana Public Service Commission approved one-year extensions for Entergy Louisiana’s and Entergy Gulf States Louisiana’s formula rate plans.
•	Entergy Wholesale Commodities successfully completed its acquisition of the Rhode Island State Energy Center, a 583-megawatt combined-cycle gas turbine facility.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, Jan. 31, 2012, with access by telephone, (719) 457-2080, confirmation code 6779942. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available through Feb. 7, 2012, by dialing (719) 457-0820, confirmation code 6779942. The replay will also be available on Entergy’s website at www.entergy.com.

Utility

In fourth quarter 2011, Utility as-reported and operational earnings were $169.7 million, or 96 cents per share, compared to $114.3 million, or 63 cents per share, on the same bases in fourth quarter 2010. The increase in Utility fourth quarter 2011 earnings was largely due to lower income tax expense. After excluding the effect of a fourth quarter 2010 regulatory item that was offset in other income, net revenue was not a significant driver quarter over quarter. Weather was mild in the current quarter compared to cooler-than-normal weather last year. The negative weather effect was essentially offset by other price and volume variances.

Residential sales in fourth quarter 2011, on a weather-adjusted basis, decreased 0.4 percent compared to fourth quarter 2010. Commercial and governmental sales, on a weather-adjusted basis, decreased 0.9 percent quarter over quarter. Industrial sales in the fourth quarter increased 2.5 percent compared to the same quarter of 2010. Overall retail sales growth, on a weather-adjusted basis, was 0.6 percent in the fourth quarter of this year, driven by continued growth in the industrial sector. Industrial sales growth of 2.5 percent was largely due to expansions.

For the year 2011, the Utility earned $1.1 billion, or $6.20 per share, on as-reported and operational bases, compared to $812.4 million, or $4.33 per share, in 2010. Earnings in 2011 reflect a tax settlement with the Internal Revenue Service that resulted in a significant decrease in income tax expense. The majority of the income tax expense effect from the IRS settlement was recorded at the Utility; there was also some effect at the other business segments. A portion of the Utility tax benefit from the IRS settlement will be shared with Entergy Louisiana customers, consistent with the settlement approved by the Louisiana Public Service Commission in October 2011. As a result, the decrease in Utility income tax expense was partially offset by a decrease in net revenue attributed to the regulatory charge recorded to reflect the customer sharing arrangement.

Excluding the regulatory charge, net revenue was higher than the prior year. The increase was largely due to the net effect of rate adjustments at Entergy Arkansas, Entergy Texas, Entergy Louisiana and Entergy New Orleans. Despite significant effects of weather in 2011, the weather effect declined compared to last year. Higher weather-adjusted retail sales volume was also reflected in net revenue. Accretion from Entergy’s share repurchase programs and lower interest expense also contributed to the earnings increase. These benefits were partially offset by higher depreciation and amortization expense.

Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $171.0 million, or 97 cents per share, on as-reported and operational bases in fourth quarter 2011 compared to as-reported earnings of $149.9 million, or 83 per cents per share, and operational earnings of $156.7 million, or 87 cents per share, in fourth quarter 2010. The quarter-over-quarter increase in operational earnings was driven by a lower effective income tax rate. Also contributing to the higher results was a reduction in the decommissioning liability, which reduced decommissioning expense, to reflect an updated decommissioning study finalized in the fourth quarter of 2011. Partially offsetting these positive items was the absence of the gain on the sale of Entergy Wholesale Commodities’ remaining ownership interest in the Harrison County power plant on Dec. 31, 2010, and lower net revenue. Entergy Wholesale Commodities’ net revenue declined due primarily to lower pricing associated with the nuclear fleet. For the quarter, the average realized revenue per megawatt hour for the nuclear fleet was almost 10 percent lower than the same quarter last year. Providing a partial offset in net revenue was an increase in nuclear generation due to fewer planned and unplanned outages. The Vermont Yankee nuclear plant had 25 refueling days in the current quarter compared to 43 refueling days at two plants in fourth quarter 2010.

For the year 2011, Entergy Wholesale Commodities earned $488.6 million, or $2.74 per share, on as-reported and operational bases. This compares to as-reported earnings of $486.7 million, or $2.59 per share, and operational earnings of $587.4 million, or $3.13 per share, in 2010. The decrease in Entergy Wholesale Commodities operational earnings was driven by lower net revenue. Entergy Wholesale Commodities’ net revenue declined due primarily to lower pricing associated with the nuclear fleet; the average realized revenue per megawatt hour was down more than 7 percent compared to a year ago. Providing a partial offset in net revenue was an increase in nuclear generation. The merchant nuclear fleet realized a 93 percent capacity factor in 2011 compared to 90 percent in 2010, with fewer planned and unplanned outages. The absence of a gain on the sale of a plant noted above, lower other income, and higher depreciation and amortization expense also contributed to the earnings decline. Partially offsetting these items was the previously discussed fourth quarter 2011 reduction in the decommissioning liability, a lower effective income tax rate, lower operation and maintenance expense and accretion from Entergy’s share repurchase programs.

Parent & Other

Parent & Other reported a loss of $186.5 million, or $1.06 per share, on an as-reported basis and $173.5 million, or 99 cents per share, on an operational basis in fourth quarter 2011. This compares to a loss of $35.9 million, or 20 cents per share, on both as-reported and operational bases in fourth quarter 2010. The decrease in operational earnings was due primarily to an increase in income tax expense, driven partially by income tax reserve adjustments.

For the year 2011, Parent & Other reported a loss of $248.7 million, or $1.39 per share, on an as-reported basis and $235.7 million, or $1.32 per share, on an operational basis. This compares to a loss of $48.8 million, or 26 cents per share, on an as-reported basis and $67.3 million, or 36 cents per share, on an operational basis in 2010. Higher income tax expense was the primary factor in the year-on-year operational decrease.

Earnings Guidance

Entergy affirmed previously issued operational earnings guidance for 2012 to be in the range of $5.40 to $6.20 per share. Previously issued as-reported earnings guidance of $5.40 to $6.20 per share for 2012 does not reflect any potential future expenses for the special item to be recorded in connection with the proposed spin-merge of Entergy’s transmission business. As-reported earnings guidance will be updated to reflect this special item as actual costs are incurred throughout 2012.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.

The current long-term financial outlook for 2010 through 2014 (prepared November 2011), excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:
•	Utility net income: 6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, Entergy Wholesale Commodities is expected to deliver declining adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization and interest and investment income, excluding decommissioning expense, other than temporary impairment losses on decommissioning trust fund assets and special items) for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), new environmental legislation and/or enforcement of additional environmental regulation.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital deployment:
•
A balanced capital investment / return program:  Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:
•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business

On Dec. 5, 2011, Entergy and ITC Holdings Corp. announced plans to spin off Entergy’s electric transmission business and merge that transmission business into a subsidiary of ITC. Below are transaction details and other information on the proposed transaction.

System Overview

Entergy’s electric transmission business consists of approximately 15,700 miles of interconnected transmission lines at voltages of 69kV and above and associated substations across its utility service territory in the Mid-South. Following the completion of the transaction, ITC will become one of the largest electric transmission companies in the U.S., with over 30,000 miles of transmission lines, spanning from the Great Lakes to the Gulf Coast.

Transaction Overview

Entergy and ITC Boards of Directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business into a subsidiary of ITC. Terms of the transaction agreements include:

•	Entergy will spin off its electric transmission business, or “Transco,” to Entergy’s shareholders in the form of a tax-free spin-off.
•	After the spin-off, the newly formed Transco will merge into a newly-created merger subsidiary of ITC.
•	Prior to the merger, ITC expects to effectuate a $700 million recapitalization, currently anticipated to take the form of a one-time special dividend to its shareholders.
•
The merger will result in Entergy shareholders receiving 50.1 percent of the shares of pro forma ITC in exchange for their shares of Transco; existing ITC shareholders will own the remaining 49.9 percent of the combined company.

Entergy expects to receive gross cash proceeds of $1.775 billion from indebtedness that will be incurred in connection with the transaction, and this indebtedness will be assumed by ITC at the close of the merger. Entergy expects to utilize most of the cash proceeds to retire debt associated with the transmission business at its utility operating companies and the balance for debt reduction at the parent, Entergy Corporation.

Closing Conditions and Approvals

The transaction is subject to the satisfaction of customary closing conditions, including, among others, receipt of regulatory approvals, including FERC and Entergy’s retail regulators; expiration of the applicable waiting period under the Hart-Scott-Rodino Act; and receipt of an IRS private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the spin-off are met and an opinion from outside counsel that the spin-off and merger will be treated as tax-free reorganizations for U.S. federal income tax purposes. Approval of ITC’s shareholders is also required.

Implications for Entergy’s Utility’s Proposal to Join
the MISO Regional Transmission Organization

Completing the Midwest Independent System Operator and Transco proposals on parallel paths will require careful planning and execution. Entergy believes that the decision to join MISO should be separate and apart from a decision regarding the ownership and operation of its transmission system. The company plans to continue moving forward in its pursuit of membership in MISO and Entergy Arkansas post-System Agreement operations as expeditiously as possible.

Expected Close

Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the required approvals discussed above.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly and annual results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated Jan. 31, 2012, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings, and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business into a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported
Utility	0.96	0.63	0.33	6.20	4.33	1.87
Entergy Wholesale Commodities	0.97	0.83	0.14	2.74	2.59	0.15
Parent & Other	(1.06)	(0.20)	(0.86)	(1.39)	(0.26)	(1.13)
Consolidated As-Reported Earnings	0.87	1.26	(0.39)	7.55	6.66	0.89

Less Special Items
Utility	-	-	-	-	-	-
Entergy Wholesale Commodities	-	(0.04)	0.04	-	(0.54)	0.54
Parent & Other	(0.07)	-	(0.07)	(0.07)	0.10	(0.17)
Consolidated Special Items	(0.07)	(0.04)	(0.03)	(0.07)	(0.44)	0.37

Operational
Utility	0.96	0.63	0.33	6.20	4.33	1.87
Entergy Wholesale Commodities	0.97	0.87	0.10	2.74	3.13	(0.39)
Parent & Other	(0.99)	(0.20)	(0.79)	(1.32)	(0.36)	(0.96)
Consolidated Operational Earnings	0.94	1.30	(0.36)	7.62	7.10	0.52

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2011	2010
	(unaudited)
Operating Revenues:
Electric	$1,861,980	$1,880,845
Natural gas	39,366	43,232
Competitive businesses	587,686	609,027
Total	2,489,032	2,533,104
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	571,707	579,505
Purchased power	275,787	283,361
Nuclear refueling outage expenses	64,101	64,728
Other operation and maintenance	790,692	758,020
Decommissioning	23,366	54,313
Taxes other than income taxes	129,533	133,702
Depreciation and amortization	289,531	280,502
Other regulatory charges (credits) – net	1,620	29,366
Total	2,146,337	2,183,497
Gain on Sale of Investment	-	44,173
Operating Income	342,695	393,780
Other Income (Deductions):
Allowance for equity funds used during construction	24,747	13,391
Interest and investment income	33,088	62,331
Other than temporary impairment losses	-	(123)
Miscellaneous – net	(18,773)	(16,073)
Total	39,062	59,526
Interest Expense:
Interest expense	142,036	146,692
Allowance for borrowed funds used during construction	(10,496)	(7,705)
Total	131,540	138,987
Income Before Income Taxes	250,217	314,319
Income Taxes	90,190	81,012
Consolidated Net Income	160,027	233,307
Preferred Dividend Requirements of Subsidiaries	5,887	5,015
Net Income Attributable to Entergy Corporation	$154,140	$228,292

Earnings Per Average Common Share
Basic	$0.87	$1.27
Diluted	$0.87	$1.26

Average Number of Common Shares Outstanding – Basic	176,161,769	180,199,914
Average Number of Common Shares Outstanding – Diluted	177,082,570	181,577,475

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)

	2011	2010
	(unaudited)
Operating Revenues:
Electric	$8,673,517	$8,740,637
Natural gas	165,819	197,658
Competitive businesses	2,389,737	2,549,282
Total	11,229,073	11,487,577
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,492,714	2,518,582
Purchased power	1,564,967	1,659,416
Nuclear refueling outage expenses	255,618	256,123
Other operation and maintenance	2,867,758	2,969,402
Decommissioning	190,595	211,736
Taxes other than income taxes	536,026	534,299
Depreciation and amortization	1,102,202	1,069,894
Other regulatory charges (credits) – net	205,959	44,921
Total	9,215,839	9,264,373
Gain on Sale of Investment	-	44,173
Operating Income	2,013,234	2,267,377
Other Income (Deductions):
Allowance for equity funds used during construction	84,305	59,381
Interest and investment income	129,134	185,455
Other than temporary impairment losses	(140)	(1,378)
Miscellaneous – net	(59,271)	(48,124)
Total	154,028	195,334
Interest Expense:
Interest expense	551,521	610,146
Allowance for borrowed funds used during construction	(37,894)	(34,979)
Total	513,627	575,167
Income Before Income Taxes	1,653,635	1,887,544
Income Taxes	286,263	617,239
Consolidated Net Income	1,367,372	1,270,305
Preferred Dividend Requirements of Subsidiaries	20,933	20,063
Net Income Attributable to Entergy Corporation	$1,346,439	$1,250,242

Earnings Per Average Common Share
Basic	$7.59	$6.72
Diluted	$7.55	$6.66

Average Number of Common Shares Outstanding – Basic	177,430,208	186,010,452
Average Number of Common Shares Outstanding – Diluted	178,370,695	187,814,235

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended December 31

	2011	2010	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,274	7,750	(6.1)	(0.4)
Commercial	6,672	6,896	(3.2)	(0.8)
Governmental	598	608	(1.6)	(1.2)
Industrial	10,130	9,880	2.5	2.5
Total to Ultimate Customers	24,674	25,134	(1.8)	0.6
Wholesale	1,090	1,021	6.8
Total Sales	25,764	26,155	(1.5)

Twelve Months Ended December 31

	2011	2010	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	36,684	37,465	(2.1)	0.2
Commercial	28,720	28,831	(0.4)	(0.3)
Governmental	2,474	2,463	0.4	0.3
Industrial	40,810	38,751	5.3	5.3
Total to Ultimate Customers	108,688	107,510	1.1	2.0
Wholesale	4,111	4,372	(6.0)
Total Sales	112,799	111,882	0.8

December 31

	2011	2010	% Change
Electric Customers (End of period):
Residential	2,362,444	2,349,900	0.5
Commercial	336,744	335,121	0.5
Governmental	16,419	16,619	(1.2)
Industrial	41,173	41,383	(0.5)
Total Ultimate Customers	2,756,780	2,743,023	0.5
Wholesale	20	23	(13.0)
Total Customers	2,756,800	2,743,046	0.5